CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated December 31, 2015 with respect to the audited consolidated financial statements of BorrowMoney.Com, Inc. as of and for the years ended August 31, 2015 and 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
December 31, 2015